CONTRIBUTION AND SALE AGREEMENT

between

Gas Supply Resources Holdings, Inc.,

DCP Midstream, LLC

and

DCP Midstream Partners, LP

May 21, 2007

Table of Contents

ARTICLE I
CERTAIN DEFINITIONS
1.1	Certain Defined Terms	2
1.2	Other Definitional Provisions	11
1.3	Headings	11
1.4	Other Terms	11
ARTICLE II
CONTRIBUTION OF THE SUBJECT INTERESTS, ISSUANCE OF THE UNITS AND CONSIDERATION
2.1	The Transaction	11
2.2	Consideration	11
2.3	NYSE Rule Change for Units	12
ARTICLE III
ADJUSTMENTS AND SETTLEMENT
3.1	Adjustments.	13
3.2	Preliminary Settlement Statement	13
3.3	Final Settlement Statement	13
3.4	Dispute Procedures	13
3.5	Payments	14
3.6	Access to Books and Records	14
3.7	Excluded Assets	14
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GSR HOLDINGS
4.1	Organization, Good Standing, and Authority.	14
4.2	Enforceability	15
4.3	No Conflicts	15
4.4	Taxes	15
4.5	Litigation; Compliance with Laws	15
4.6	Broker’s or Finder’s Fees	15
4.7	No Foreign Person	15
4.8	Stock Purchase Agreement	16
4.9	Investment Intent	16
4.10	No Other Representations or Warranties; Schedules	16
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MLP
5.1	Organization, Good Standing, and Authorization	16
5.2	Enforceability	16
5.3	No Conflicts	17
5.4	Litigation	17
5.5	Independent Investigation	17

i

5.6	Broker’s or Finder’s Fees	18
5.7	Investment Intent	18
5.8	Available Funds	18
ARTICLE VI
COVENANTS AND ACCESS
6.1	Conduct of Business	18
6.2	Casualty Loss	19
6.3	Access, Information and Access Indemnity.	19
6.4	Regulatory Filings; Hart-Scott-Rodino Filing.	20
6.5	Preservation of Records	20
6.6	New Debt	21
6.7	Tax Covenants.	21
6.8	Insurance	23
6.9	Enforcement of Certain SPA Provisions	24
ARTICLE VII
CONDITIONS TO CLOSING
7.1	GSR HOLDINGS’ Conditions	24
7.2	MLP’s Conditions	25
7.3	Exceptions	25
ARTICLE VIII
CLOSING
8.1	Time and Place of Closing	26
8.2	Deliveries at Closing	26
ARTICLE IX
TERMINATION
9.1	Termination	27
9.2	Effect of Termination Prior to Closing	27
ARTICLE X
INDEMNIFICATION
10.1	Indemnification by MLP	27
10.2	Indemnification by GSR HOLDINGS	27
10.3	Survival and Certain Limitations.	28
10.4	Notice of Asserted Liability; Opportunity to Defend.	29
10.5	Materiality Conditions	31
10.6	Exclusive Remedy	31
10.7	Negligence and Strict Liability Waiver	31
10.8	Limitation on Damages	31
10.9	Bold and/or Capitalized Letters	32
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1	Expenses	32

ii

11.2	Further Assurances	32
11.3	Transfer Taxes	32
11.4	Assignment	32
11.5	Entire Agreement, Amendments and Waiver	32
11.6	Severability	33
11.7	Counterparts	33
11.8	Governing Law, Dispute Resolution and Arbitration.	33
11.9	Notices and Addresses	35
11.10	Press Releases	36
11.11	Offset	37
11.12	No Partnership; Third Party Beneficiaries	37
11.13	Negotiated Transaction	37

Schedules

1.1(a)	Personal Property
1.1(b)	Real Property Interests
1.1(c)	Permits
1.1(d)	Contracts
1.1(e)	Post Closing Consents
1.1(f)	List of Facilities
1.1(g)	Excluded Assets
1.1(h)	GSR HOLDINGS’ Knowledge
1.1(i)	Reserved Liabilities
4.4	Taxes
6.6	New Debt

Exhibits
A	Form of Omnibus Agreement Amendment
B	Form of Subject Interests Assignment Agreement
C	Form of Certificate for Common Units

iii

CONTRIBUTION AND SALE AGREEMENT

This Contribution and Sale Agreement (“Agreement”) is dated as of May 21, 2007 and is by and among Gas Supply Resources Holdings, Inc., a Delaware corporation (“GSR HOLDINGS”), DCP Midstream, LLC, a Delaware limited liability company (“MIDSTREAM”), and DCP Midstream Partners, LP, a Delaware limited partnership (“MLP”). GSR HOLDINGS, MIDSTREAM and MLP are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

A. Pursuant to a Stock Purchase Agreement dated the date hereof (the “Stock Purchase Agreement”) among MIDSTREAM, Momentum Energy Group, Inc., a Delaware corporation (“MEG Inc”) and the stockholders of MEG Inc listed therein (collectively, the “Sellers”), MIDSTREAM has agreed to purchase (or cause an Affiliate to purchase) all of the outstanding stock of MEG Inc, subject to the terms and conditions set forth in the Stock Purchase Agreement.

B. MEG Inc owns all of the outstanding membership interests (the “MEG LLC Interest”) in Momentum Energy Group LLC, a Colorado limited liability company (“MEG LLC”).

C. MEG LLC owns all of the outstanding membership interests in (A) MEG Colorado Gas Services, LLC, a Colorado limited liability company (“MEG Colorado”), (B) MEG Wyoming Gas Service, LLC, a Colorado limited liability company (“MEG Wyoming”), (C) Momentum Acquisition Management, LLC, a Colorado limited liability company (“MEG Texas GP”) and (D) Momentum Energy Acquisitions, LLC, a Colorado limited liability company (“MEG Texas LP”).

D. MIDSTREAM intends to designate GSR HOLDINGS as the Affiliate to purchase the stock of MEG Inc pursuant to the Stock Purchase Agreement.

E. Following the closing under the Stock Purchase Agreement and prior to the Closing hereunder, GSR HOLDINGS shall cause MEG LLC to convey to an Affiliate of MIDSTREAM certain Excluded Assets, including all of the outstanding membership interests in MEG Texas GP and MEG Texas LP, and shall cause MEG LLC to distribute to GSR HOLDINGS all of the outstanding membership interests in MEG Colorado (the “MEG Colorado Interest”).

F. MIDSTREAM, GSR HOLDINGS and MLP desire that GSR HOLDINGS sell to MLP the MEG LLC Interest and contribute to MLP the MEG Colorado Interest in exchange for a cash payment of $153,000,000 (as adjusted pursuant to the terms of this Agreement) and the issuance of the Unit Consideration, all in accordance with this Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, MLP, MIDSTREAM and GSR HOLDINGS agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1  Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.

“Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. For purposes of this definition “control”, when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. Notwithstanding the foregoing, the term “Affiliate” when applied to (a) MLP shall not include Spectra Energy Corporation, a Delaware corporation, or ConocoPhillips, a Delaware corporation, or any entities owned, directly or indirectly, by Spectra Energy Corp or ConocoPhillips, other than entities owned, directly or indirectly, by MLP and (b) GSR HOLDINGS shall not include MLP or any entities owned, directly or indirectly, by MLP.

“Allocation Statement” shall have the meaning given such term in Section 6.7(f).

“Alternative Class” shall have the meaning given such term in Section 2.3.

“Applicable Business” means the ownership, management and operation of MEG Wyoming, MEG Colorado and Collbran JV and any Assets owned by or business conducted by MEG Wyoming, MEG Colorado and Collbran JV.

“Arbitral Dispute” means any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity, or otherwise.

“Arbitration Rules” shall have the meaning given such term in Section 11.8(d).

“Assets” shall mean all of the following assets and properties of the Entities, except for the Excluded Assets. Each Schedule referenced in this definition includes a separate subpart for each of the Entities:

(a) Personal Property. All tangible personal property of every kind and nature that relates to the ownership, operation, use or maintenance of the Facilities, including meters, valves, engines, field equipment, office equipment, fixtures, trailers, tools, instruments, spare parts, machinery, computer equipment, telecommunications equipment, furniture, supplies and materials that are located at the Facilities, including those items of personal property more particularly described in Schedule 1.1(a) and all hydrocarbon inventory at the Facilities, including linefill (collectively the “Personal Property”);

(b) Real Property. All fee property, rights-of-way, easements, surface use agreements, licenses and leases that relate to the ownership, operation, use or maintenance of the Facilities, including those described in Schedule 1.1(b) (collectively, the “Real Property Interests”), and all fixtures, buildings and improvements located on or under such Real Property Interests;

(c) Permits. All assignable permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges which are necessary for, or are used or held for use primarily for or in connection with, the ownership, use, operation or maintenance of the Assets (collectively, the “Permits”), including those Permits more particularly described in Schedule 1.1(c);

(d) Contract Rights. All contracts that relate to the ownership, operation, use or maintenance of the Assets, including all bank accounts, gathering, processing, balancing and other agreements for the handling of natural gas or liquids, purchase and sales agreements, storage agreements, transportation agreements, equipment leases, rental contracts, and service agreements, including those contracts or agreements described in Schedule 1.1(d) (collectively, the “Contracts”);

(e) Intellectual Property. All technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data used in connection with the ownership, operation, use or maintenance of the Assets (collectively, the “Intellectual Property”);

(f) Facilities. All meter stations, gas processing plants, treaters, dehydration units, compressor stations, fractionators, liquid handling facilities, platforms, warehouses, field offices, control buildings, pipelines, tanks and other associated facilities owned by MEG Colorado or MEG Wyoming, including those described on Schedule 1.1(f) (collectively, the “Facilities”);

(g) Books and Records. All contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, correspondence, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies which relate primarily to the Assets or which are used or held for use primarily in connection with, the ownership, operation, use or maintenance of the Assets; provided, however, such material shall not include (i) any proprietary data that is not primarily used in connection with the continued ownership, use or operation of the Assets, (ii) any information subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by GSR HOLDINGS after reasonable efforts, (iii) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, or (iv) any information relating primarily to the Reserved Liabilities or any obligations for which GSR HOLDINGS is required to indemnify the MLP Indemnitees pursuant to Section 10.2 (collectively, the “Records”); provided, however, that MLP shall have the right to copy any of the information specified in clause (iv); and

(h) Incidental Rights. All of the following insofar as the same are attributable or relate primarily to any of the Assets described in clauses (a) through (g): (i) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, (ii) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to and/or take possession of such Assets, (iii) all rights in any confidentiality or nonuse agreements relating to the Assets, and (iv) the benefit of and right to enforce all covenants, warranties, guarantees and suretyship agreements running in favor of the Entities relating primarily to the Assets and all security provided primarily for payment or performance thereof.

“Assumed Obligations” shall mean any and all obligations and liabilities with respect to (i) the Entities, (ii) the Assets and (iii) the ownership of the Subject Interests.

“Business Day” shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Denver, Colorado are generally open for business and capable of sending and receiving wire transfers.

“Cash Consideration” shall have the meaning given such term in Section 2.2.

“Casualty Loss” shall mean, with respect to all or any portion of the Assets, any destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, of all or any portion of the Assets.

“Certificate of Common Units” shall mean the certificate(s) representing GSR HOLDINGS’ additional interest in MLP in the form of the attached Exhibit C.

“Claim” shall mean any demand, demand letter, claim or notice by a Third Person of noncompliance or violation or Proceeding.

“Claim Notice” shall have the meaning given such term in Section 10.3(c).

“Closing” shall have the meaning given such term in Section 8.1.

“Closing Date” shall have the meaning given such term in Section 8.1.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collbran JV” shall mean Collbran Valley Gas Gathering, LLC, a Colorado limited liability company.

“Commercially Reasonable Efforts” shall mean efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Consideration” shall mean the Unit Consideration and Cash Consideration.

“Contracts” shall have the meaning given such term in the definition of Assets.

“DOJ” shall mean the Department of Justice of the United States.

“Effective Time” shall mean 12:01 A.M. Denver time on the date the Closing occurs.

“Entities” shall mean MEG LLC, MEG Wyoming, MEG Colorado and Collbran JV.

“Excluded Assets” shall mean, with respect to the Entities, all of the following:

(a) All of the outstanding membership interests in MEG Texas GP and MEG Texas LP;

(b) Claims for refund of or loss carry forwards with respect to (i) Taxes (other than property Taxes) attributable to the business of the Entities for any period prior to the Effective Time or (ii) any Taxes attributable to any of the Excluded Assets;

(c) All work product of MIDSTREAM or GSR HOLDINGS’ or their respective Affiliates’ attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents that are subject to a valid attorney client privilege;

(d) All real property, personal property, contracts, intellectual property, Permits, office computers or other equipment (or any leases or licenses of the foregoing), if any, that are listed on Schedule 1.1(g);

(e) All leases for vehicles that relate to the ownership, operation, use or maintenance of the Assets;

(f) All computer software that relates to the ownership, operation, use or maintenance of the Assets that requires a consent to transfer;

(g) All accounts receivable and other assets of MEG LLC to the extent not related to or arising out of the Applicable Business; and

(h) All office equipment and accessories (including computers) that relate to the ownership, operation, use or maintenance of the Assets, other than that located at the Facilities.

“Exhibits” shall mean any and/or all of the exhibits attached to and made a part of this Agreement.

“Facilities" shall have the meaning given such term within the definition of “Assets.”

“Final Settlement Statement” shall have the meaning given such term in Section 3.3.

“FTC” shall mean the Federal Trade Commission of the United States of America.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

“Governmental Authorities” shall mean (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“GSR HOLDINGS” shall have the meaning given such term in the introductory paragraph.

“GSR HOLDINGS’ Indemnitees” shall have the meaning given such term in Section 10.1.

“GSR HOLDINGS’ Knowledge” or the “Knowledge of GSR HOLDINGS” or any similar term, shall mean the actual knowledge of (i) any officer of GSR HOLDINGS or MIDSTREAM having a title of Vice President or higher, and (ii) the individuals listed on Schedule 1.1(h).

“GSR HOLDINGS’ Required Consents” shall mean the expiration of the applicable waiting period under the HSR Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” or “Indemnitee” shall have the meaning given such term in Section 10.4(a).

“Indemnifying Party” or “Indemnitor” shall have the meaning given such term in Section 10.4(a).

“Independent Accountants” shall mean PricewaterhouseCoopers.

“Insurance” shall have the meaning given such term in Section 6.8.

“Interest Rate” shall LIBOR plus one half of one percent (0.5%).

“Laws” shall mean all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

“Lien” shall mean any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.

“LIBOR” shall mean the British Bankers’ Association interbank offered rates as of 11:00 a.m. London time for deposits in Dollars that appear on the relevant page of the Reuters service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such British Bankers’ Association rates.

“Limited Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of MLP dated as of November 1, 2006.

“Loss” or “Losses” shall mean any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

“Material Adverse Effect” shall have the meaning given such term in the Stock Purchase Agreement.

“Materiality Condition” shall have the meaning given such term in Section 10.5.

“MEG Colorado” shall have the meaning given such term in the Recitals.

“MEG Colorado Interest” shall have the meaning given such term in the Recitals.

“MEG Inc” shall have the meaning given such term in the Recitals.

“MEG LLC” shall have the meaning given such term in the Recitals.

“MEG LLC Interest” shall have the meaning given such term in the Recitals.

“MEG Texas GP” shall have the meaning given such term in the Recitals.

“MEG Texas LP” shall have the meaning given such term in the Recitals.

“MEG Wyoming” shall have the meaning given such term in the Recitals.

“MIDSTREAM” shall have the meaning given such term in the introductory paragraph.

“MLP” shall have the meaning given such term in the introductory paragraph.

“MLP Indemnitees” shall have the meaning given such term in Section 10.2.

“MLP’s Knowledge” or the “Knowledge of MLP” or any similar term, shall mean the actual knowledge of any officer of MLP having a title of vice president or higher.

“MLP Required Consents” shall mean the expiration of the applicable waiting period under the HSR Act.

“Net Working Capital” means $6,440,994, of which (a) ($249,994) is attributable to the contribution of MEG Colorado (including Collbran JV) and (b) $6,690,988 is attributable to the sale of MEG LLC.

“Non-competition Agreements” shall have the meaning given such term in the Stock Purchase Agreement.

“Notice Period” shall have the meaning given such term in Section 10.4(c).

“NYSE” shall mean The New York Stock Exchange.

“NYSE Amendment” shall have the meaning given such term in Section 2.3.

“Omnibus Agreement Amendment” shall mean the Fifth Amendment to Omnibus Agreement dated as of the Closing Date among MIDSTREAM, MLP, DCP Midstream GP, LP and DCP Midstream Operating, LP, in the form of the attached Exhibit A.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practices.

“Permits” shall have the meaning given such term in the definition of Assets.

“Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.

“Personal Property” shall have the meaning given such term in the definition of Assets.

“Post-Closing Consents” shall mean consents or approvals from, or filings with Governmental Authorities or consents from railroads customarily obtained following the closing of a transaction similar to the transaction contemplated hereby, including those listed on Schedule 1.1(e).

“Pre-Closing Tax Period” shall mean, with respect to the Entities, any taxable period (including the portion of any Straddle Period) ending on or prior to the Closing Date.

“Preliminary Settlement Statement” shall have the meaning given such term in Section 3.2.

“Proceeding” shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.

“Qualified Claims” shall have the meaning given such term in Section 10.3(b)(iv).

“Real Property Interests” shall have the meaning given such term in the definition of Assets.

“Records” shall have the meaning given such term in the definition of Assets.

“Reserved Liabilities” shall mean Losses (but only to the extent not reflected in Net Working Capital) with respect to:

(i) any accounts payable and other liabilities and activities of MEG LLC prior to the Effective Time to the extent not related to or arising out of the Applicable Business;

(ii) the Excluded Assets and Taxes related thereto (including Taxes arising out of the distribution of the Excluded Assets pursuant to Section 3.7); and

(iii) those matters, if any, described on Schedule 1.1(i).

“Schedules” shall mean any and/or all of the schedules attached to and made a part of this Agreement.

“Sellers” shall have the meaning given such term in the Recitals.

“Settlement Notice” shall have the meaning given such term in Section 3.4.

“Stock Purchase Agreement” shall have the meaning given such term in the Recitals.

“Straddle Period” shall mean any taxable period that begins before and ends after the Closing Date.

“Straddle Tax Return” shall mean any Tax Return that covers a taxable period that begins before and ends after the Closing Date.

“Stub Period Financial Statements” shall have the meaning given such term in the Stock Purchase Agreement.

“Subject Interests” shall mean the MEG LLC Interest and the MEG Colorado Interest.

“Subject Interests Assignment Agreement” shall mean the Assignment Agreement in substantially the form of Exhibit B covering the conveyance of the Subject Interests by GSR HOLDINGS to MLP.

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” shall mean any Governmental Authority income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” shall mean any Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Benefits” means the amount by which the Tax liability of the Indemnified Party or any of its Affiliates for a taxable period is actually reduced (including by deduction, reduction in income upon a sale, disposition or other similar transaction as a result of increased tax basis, receipt of a refund of Taxes or use of a credit of Taxes) plus any related interest (net of Taxes payable thereon) received from the relevant Tax Authority, as a result of the incurrence, accrual or payment of any Loss or Tax with respect to which the indemnification payment is being made.

“Tax Proceeding” shall have the meaning given such term in Section 6.7(g).

“Tax Return” shall mean any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Third Person” shall mean (i) any Person other than a Party or its Affiliates, and (ii) any Governmental Authority.

“Third Person Awards” shall mean any actual recoveries from Third Persons by the Indemnified Party (including from insurance and third-party indemnification) in connection with the claim for which such party is also potentially liable.

“Total Net Working Capital” means the amount (which may be positive or negative) equal to (a) the Net Working Capital plus (b) the sum, for the period from January 1, 2007 through the Effective Time, of (i) all capital contributions made by MEG Inc to MEG LLC; (ii) all distributions made by MEG Texas GP or MEG Texas LP to MEG LLC; (iii) all cash received by MEG LLC (other than amounts set forth in clause (b)(i) or (ii) hereof) to the extent not related to or arising out of the Applicable Business; and (iv) a general and administrative charge equal to $330,000 for each month (to be prorated for any partial month) during such period minus (c) the sum, for the period from January 1, 2007 through the Effective Time, of (i) all distributions (other than distributions of the Excluded Assets) made by MEG LLC to MEG Inc; (ii) all capital contributions made by MEG LLC to MEG Texas GP or MEG Texas LP, and (iii) all payments made by MEG LLC (other than amounts set forth in clause (c)(i) or (ii) hereof) to the extent not related to or arising out of the Applicable Business, such Total Net Working Capital to be allocated between the consideration for contribution of the MEG Colorado Interest and the sale of the MEG LLC Interest on a reasonable basis to be agreed by the Parties.

“Transaction Documents” shall mean the Omnibus Agreement Amendment, the Subject Interests Assignment Agreement, a Certificate representing the Unit Consideration, and any other document related to the sale, transfer, assignment or conveyance of the Subject Interests to be delivered at Closing.

“Transition Services Agreement” shall have the meaning given such term in the Stock Purchase Agreement.

“Treasury Regulations” shall mean regulations promulgated under the Code.

“Unit Consideration” shall have the meaning given such term in Section 2.2.

“Unit Purchase Agreement” shall have the meaning given such term in the Stock Purchase Agreement.

“Units” shall mean one of that certain class of limited partnership interests of MLP with those special rights and obligations specified in the Limited Partnership Agreement as being appurtenant to a “Common Unit”.

1.2  Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” means “including, without limitation” and (e) the word “day” or “days” means a calendar day or days, unless otherwise denoted as a Business Day.

1.3  Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

1.4  Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

ARTICLE II
CONTRIBUTION OF THE SUBJECT INTERESTS,
ISSUANCE OF THE UNITS AND CONSIDERATION

2.1  The Transaction. Upon the terms and subject to the conditions of this Agreement, at the Closing, but effective for all purposes as of the Effective Time, GSR HOLDINGS shall sell to MLP the MEG LLC Interest and shall contribute as a capital contribution to MLP the MEG Colorado Interest in exchange for the issuance of the Consideration to GSR HOLDINGS by MLP, and MLP shall assume and thereafter to timely perform and discharge in accordance with their respective terms, all Assumed Obligations related thereto.

2.2  Consideration. In consideration for the sale of the MEG LLC Interest and the contribution of the MEG Colorado Interest, MLP shall (a) issue and deliver to GSR HOLDINGS at the Closing one or more certificates duly registered in the name of GSR HOLDINGS and representing 275,735 Units (the “Unit Consideration”, all of which shall be deemed consideration for the contribution of the MEG Colorado Interest) and (b) distribute and pay an aggregate amount of cash to GSR HOLDINGS equal to the sum of (i) $153,000,000 (of which $108,000,000 shall be deemed a distribution in consideration of the contribution of the MEG Colorado Interest and $45,000,000 shall be deemed a payment in consideration of the sale of the MEG LLC Interest), (ii) the Total Net Working Capital and (iii) if the Closing does not occur on or before August 1, 2007, upward by $27,123 per day for each day during the period from and after August 1, 2007 (inclusive, if applicable) through (but excluding) the Closing Date that all of the conditions to Closing (other than the condition specified in Section 7.2(g)(i) and any conditions to be satisfied by deliveries at the Closing) have been satisfied or waived (collectively, the “Cash Consideration”).

2.3   NYSE Rule Change for Units.  If ten (10) days prior to the expected Closing Date, the NYSE and the SEC have not yet adopted and approved an amendment to Section 312.03 of the NYSE Listed Company Manual that would exempt limited partnerships from the provisions of Subsections 312.03(b), (c) and (d) thereof (the “NYSE Amendment”), the Parties shall negotiate in good faith to amend the terms of this Agreement so as to cause (A) the Units to consist of the maximum number of Common Units that may be issued pursuant to this Agreement without requiring the approval of the unitholders of the MLP under the rules of the NYSE and (B) the remainder of the Units to consist of an alternative class of limited partner interests in the MLP that do not constitute “common stock” or “voting securities” under Section 312.03 of the NYSE Listed Company Manual and having customary terms and conditions for offerings of this nature (the “Alternative Class”). If the Parties are unable to reach agreement as contemplated in this paragraph, and all Closing conditions herein are otherwise satisfied, the parties shall close the transactions contemplated herein and submit the matter to arbitration in accordance with Section 11.8 and the arbitrators are hereby instructed to decide the matter based upon the attributes of the Class C Units of the MLP (which were previously issued to MIDSTREAM or its subsidiaries).

ARTICLE III
ADJUSTMENTS AND SETTLEMENT

3.1  Adjustments.

(a)  The value of the Cash Consideration shall be subject to cash adjustments pursuant to this Article III.

(b)  For the avoidance of doubt, cash adjustments pursuant to this Article III shall not result in any adjustment to the Unit Consideration. Each payment of an adjustment to the Cash Consideration shall be made at Closing if the adjustment is determined by such date, or otherwise, in the Final Settlement Statement.

(c)  The Parties shall use all Commercially Reasonable Efforts to agree upon the adjustments set forth in this Article III, and to resolve any differences with respect thereto. Except as provided herein, no adjustments shall be made after delivery of the Final Settlement Statement.

3.2  Preliminary Settlement Statement. Not later than five (5) business days before the Closing Date, and after consultation with MLP, GSR HOLDINGS shall deliver to MLP a written statement (the “Preliminary Settlement Statement”) setting forth the Cash Consideration and each component therein, as determined in good faith by GSR HOLDINGS, that are described in the definition thereof, with GSR HOLDINGS’ calculation of such items in reasonable detail, based on information then available to GSR HOLDINGS. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments. Payment of the Cash Consideration at the Closing shall be based on the Preliminary Settlement Statement.

3.3  Final Settlement Statement. No later than one hundred twenty (120) days after the Closing Date and after consultation with MLP, GSR HOLDINGS shall deliver to MLP a revised settlement statement showing in reasonable detail its calculation of the items described in the definition of Cash Consideration along with other adjustments or payments contemplated in this Agreement (said revised statement and the calculation thereof shall be referred to as the “Final Settlement Statement”).

3.4  Dispute Procedures. The Final Settlement Statement shall become final and binding on the Parties on the 45th day following the date the Final Settlement Statement is received by MLP, unless prior to such date MLP delivers written notice to GSR HOLDINGS of its disagreement with the Final Settlement Statement (a “Settlement Notice”). Any Settlement Notice shall set forth MLP’s proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which MLP proposes such changes. If MLP has timely delivered a Settlement Notice, MLP and GSR HOLDINGS shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by MLP and GSR HOLDINGS by the 30th day following GSR HOLDINGS’ receipt of a Settlement Notice, any remaining disputed items shall be submitted to the Independent Accountants for resolution within ten (10) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by GSR HOLDINGS and fifty percent (50%) by MLP. The Independent Accountants’ determination of the disputed items shall be final and binding upon the Parties, and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal.

3.5  Payments. If the final amount as set forth in the Final Settlement Statement exceeds the estimated amount as set forth in the Preliminary Settlement Statement, then MLP shall pay to GSR HOLDINGS the amount of such excess, with interest at the Interest Rate (calculated from and including the Closing Date to but excluding the date payment is made). If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then GSR HOLDINGS shall pay to MLP the amount of such excess, with interest at the Interest Rate (calculated from and including the Closing Date to but excluding the date payment is made). Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 3.3 or 3.4.

3.6  Access to Books and Records. The Parties shall grant to each other full access to the Books and Records and its relevant personnel to allow each of them to make evaluations under this Article III.

3.7  Excluded Assets. Prior to the Closing, the Excluded Assets will be distributed by and among MIDSTREAM and its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GSR HOLDINGS

GSR HOLDINGS represents and warrants to MLP that the statements set forth below are true and correct as of the date hereof and will be true and correct as of the Closing Date (except to the extent any representation or warranty speaks as of a specified date, in which case as of such date):

4.1  Organization, Good Standing, and Authority.

(a)  GSR HOLDINGS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The execution and delivery of this Agreement and the other Transaction Documents to which GSR HOLDINGS is a party and the consummation by GSR HOLDINGS of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action by GSR HOLDINGS. This Agreement has been duly executed and delivered by GSR HOLDINGS. GSR HOLDINGS has all requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein.

(b)  MIDSTREAM is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The execution and delivery of this Agreement and the other Transaction Documents to which MIDSTREAM is a party and the consummation by MIDSTREAM of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited liability company action by MIDSTREAM. This Agreement has been duly executed and delivered by MIDSTREAM. MIDSTREAM has all requisite limited liability company power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein.

4.2  Enforceability. This Agreement constitutes and, upon execution of and delivery by GSR HOLDINGS and MIDSTREAM of the other Transaction Documents to which it is a party, such Transaction Documents will constitute, valid and binding obligations of GSR HOLDINGS and MIDSTREAM, enforceable against such Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.

4.3  No Conflicts. The execution, delivery and performance by GSR HOLDINGS and MIDSTREAM of this Agreement, and the execution, delivery and performance by GSR HOLDINGS and MIDSTREAM of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby, will not:

(a)  Provided all of GSR HOLDINGS’ Required Consents and Post Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreements to which GSR HOLDINGS or MIDSTREAM is a party or by which any of them are bound;

(b)  Conflict with or violate the limited liability company agreement of MIDSTREAM or the organizational documents of GSR HOLDINGS; and

(c)  Provided that all of GSR HOLDINGS’ Required Consents and Post Closing Consents have been obtained, violate any Law applicable to GSR HOLDINGS or MIDSTREAM.

4.4  Taxes. Except as set forth in Schedule 4.4, all withholding Tax and Tax deposit requirements imposed on GSR HOLDINGS for any and all periods or portions thereof ending prior to the Effective Time have been or will be timely satisfied in full by GSR HOLDINGS.

4.5  Litigation; Compliance with Laws. There is no injunction, restraining order or Proceeding pending against GSR HOLDINGS or MIDSTREAM that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

4.6  Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of GSR HOLDINGS or any of its Affiliates.

4.7  No Foreign Person. GSR HOLDINGS is not a “foreign person” as defined in Section 1445 of the Code and in any regulations promulgated thereunder.

4.8  Stock Purchase Agreement. GSR HOLDINGS has provided MLP a true, correct and complete copy of the Stock Purchase Agreement and all schedules and exhibits thereto.

4.9  Investment Intent. GSR HOLDINGS is acquiring the Units for its own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal Law. GSR HOLDINGS acknowledges that the Units have not been registered under the Securities Act or the securities Laws of any state and neither GSR HOLDINGS nor any of its Affiliates has any obligation or right to register the Units except as set forth in the Limited Partnership Agreement. Without such registration, the Units may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. GSR HOLDINGS, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Units, and GSR HOLDINGS, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Units.

4.10  No Other Representations or Warranties; Schedules. GSR HOLDINGS makes no other express or implied representation or warranty with respect to the Entities or any of their respective Affiliates, the Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MLP

MLP hereby represents and warrants to GSR HOLDINGS that the statements set forth below are true and correct as of the date hereof and will be true and correct as of the Closing Date (except to the extent any representation or warranty speaks as of a specified date, in which case as of such date):

5.1  Organization, Good Standing, and Authorization. MLP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. MLP has all requisite limited partnership power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation by MLP of the transactions contemplated herein have been duly and validly authorized by all necessary limited partnership action by MLP. This Agreement has been duly executed and delivered by MLP.

5.2  Enforceability. This Agreement constitutes, and upon execution and delivery of the Transaction Documents to which MLP is a party, such Transaction Documents will constitute, valid and binding obligations of MLP, enforceable against MLP in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.

5.3  No Conflicts. The execution, delivery and performance by MLP of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, will not:

(a)  provided that any MLP Required Consents and Post-Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which MLP is a party;

(b)  conflict with or violate the Limited Partnership Agreement or result in the creation of a Lien on the Units; or

(c)  provided that all of the MLP Required Consents and Post Closing Consents have been obtained, violate any Law applicable to MLP.

5.4  Litigation. There is no injunction, restraining order or Proceeding pending against MLP that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

5.5  Independent Investigation. MLP is knowledgeable in the business of owning and operating natural gas and natural gas liquids facilities and has had access to the Assets, the representatives of GSR HOLDINGS, MIDSTREAM and their respective Affiliates, and to the records of GSR HOLDINGS, MIDSTREAM and their respective Affiliates and the Sellers with respect to the Assets. MLP ACKNOWLEDGES THAT THE ASSETS ARE IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, GSR HOLDINGS HAS MADE NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY GSR HOLDINGS AND EXCEPT AS SET FORTH IN THIS AGREEMENT, WAIVED BY MLP. MLP FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED FOR NATURAL GAS AND NATURAL GAS LIQUIDS OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY GSR HOLDINGS OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED THEREBY; (III) MLP SHALL HAVE INSPECTED PRIOR TO CLOSING, OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHTS TO INSPECT, THE ASSETS AND THE ASSOCIATED PREMISES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, AND THAT MLP SHALL, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF MAN-MADE MATERIAL FIBERS AND THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, GSR HOLDINGS MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO MLP WITH RESPECT TO THE INTERESTS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE INTERESTS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE INTERESTS, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS TRANSPORTED, TREATED, STORED OR PROCESSED THROUGH OR AT THE ASSETS. With respect to any projection or forecast delivered by or on behalf of GSR HOLDINGS or its Affiliates to MLP, MLP acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) MLP is familiar with such uncertainties, (iii) MLP is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to MLP and (iv) MLP will not have a claim against GSR HOLDINGS, MIDSTREAM or any of their respective advisors or Affiliates with respect to such projections or forecasts. Notwithstanding the foregoing, nothing in this Agreement is intended to waive, limit or restrict any rights of the Parties with respect to Third Persons.

5.6  Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of MLP or any of its Affiliates which is, or following the Closing would be, an obligation of GSR HOLDINGS, MIDSTREAM or any of their respective Affiliates.

5.7  Investment Intent. MLP is acquiring the Subject Interests for its own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal Law. MLP acknowledges that the Subject Interests have not been registered under the Securities Act or the securities Laws of any state and neither GSR HOLDINGS, MIDSTREAM nor any of their respective Affiliates has any obligation to register the Subject Interests. Without such registration, the Subject Interests may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. MLP, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Subject Interests, and MLP, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Subject Interests.

5.8  Available Funds. MLP will have at Closing, sufficient cash to enable it to make payment in immediately available funds of the cash portion of the Consideration when due and any other amounts to be paid by it hereunder.

ARTICLE VI
COVENANTS AND ACCESS

6.1  Conduct of Business. GSR HOLDINGS and MIDSTREAM each covenants and agrees that from and after the execution of this Agreement and until the Closing:

(a)  Without the prior written consent of MLP, neither MIDSTREAM nor GSR HOLDINGS will grant consent to any action by the Sellers or MEG Inc that is prohibited under the Stock Purchase Agreement or amend any provision of the Stock Purchase Agreement; and

(b)  GSR HOLDINGS will not (i) create or permit the creation of any Lien on the Subject Interests, any interest in any of the Entities or any Asset; (ii) sell, convey or transfer (or commit to sell, convey or transfer) all or any portion of the Subject Interests, any interest in any of the Entities or any Asset (in each case, other than the Excluded Assets and other than any transfer to GSR HOLDINGS of any Entity); or (iii) amend or modify the limited liability company agreement of MEG LLC; and

(c)  If GSR HOLDINGS becomes aware of any event or development that it reasonably believes is likely to cause a material breach or default hereunder or to have a Material Adverse Effect, it will give prompt written notice to MLP.

6.2  Casualty Loss. Each of GSR HOLDINGS and MIDSTREAM shall promptly notify MLP of any Casualty Loss of which it becomes aware prior to the Closing.

6.3  Access, Information and Access Indemnity.

(a)  Prior to Closing, GSR HOLDING and MIDSTREAM will make available to MLP and MLP’s authorized representatives for examination as MLP may reasonably request, all Records available to GSR HOLDINGS or MIDSTREAM under the Stock Purchase Agreement; provided, however, such material shall not include (i) any proprietary data which relates to another business of GSR HOLDINGS, MIDSTREAM or their respective Affiliates and is not primarily used in connection with the continued ownership, use or operation of the Assets, (ii) any information subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by GSR HOLDINGS, MIDSTREAM or their respective Affiliates after reasonable efforts, or (iii) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications.

(b)  Subject to subsection (a) above, to the extent they may do so under the Stock Purchase Agreement, GSR HOLDINGS and MIDSTREAM shall permit MLP and MLP’s authorized representatives to consult with employees of MEG Inc and its Affiliates during the business hours of 8:00 a.m. to 5:00 p.m. (local time), Monday through Friday and to conduct, at MLP’s sole risk and expense, inspections and inventories of the Assets and to examine all Records over which MEG Inc and its Affiliates have control. GSR HOLDINGS and MIDSTREAM shall also coordinate, in advance, with MLP to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access.

(c)  MLP SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE GSR HOLDINGS’ INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF MLP, MLP’S AFFILIATES OR ANY PERSON ACTING ON MLP’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT PRIOR TO CLOSING, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING; PROVIDED, HOWEVER, THE FOREGOING OBLIGATION OF MLP SHALL NOT APPLY WITH RESPECT TO ANY ENVIRONMENTAL CONDITIONS TO THE EXTENT EXISTING PRIOR TO THE CONDUCT OF SUCH DUE DILIGENCE WHICH ARE DISCOVERED DURING SUCH DUE DILIGENCE. MLP shall comply in all material respects with all rules, regulations, policies and instructions issued by GSR HOLDINGS, MIDSTREAM, the Sellers or any Third Person operator regarding MLP’s actions prior to Closing while upon, entering or leaving any property included in the Assets, including any insurance requirements that GSR HOLDINGS, MIDSTREAM or the Sellers may impose on contractors authorized to perform work on any property owned or operated by GSR HOLDINGS, MIDSTREAM or the Sellers.

6.4  Regulatory Filings; Hart-Scott-Rodino Filing.

(a)  MLP, MIDSTREAM and GSR HOLDINGS will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, Governmental Authorities required to accomplish the transactions contemplated by this Agreement; provided, however, that the cost to obtain Post-Closing Consents shall be borne by MLP.

(b)  The Parties shall make any filings required under the HSR Act on or prior to twenty three (23) days after the date of this Agreement and provide such information to the FTC as is required in connection with the HSR Act as soon as practicable after a request therefore.

(c)  Notwithstanding any provision herein to the contrary, each of the Parties will (i) use reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Party, and (iii) cooperate with each other and use reasonable efforts to obtain the requisite approval of the FTC and DOJ; provided, however, that the Parties are not obligated to accept any conditional approval or divest any of the Assets or any of their properties.

(d)  MLP will be responsible for paying the filing fees required with respect to any filing under the HSR Act.

6.5  Preservation of Records. For a period of seven (7) years after the Closing Date, the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records available to the other Party to the extent pertaining to such other Parties’ obligations hereunder upon reasonable notice for inspection and/or copying, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours. MLP agrees that GSR HOLDINGS may retain a copy of the Records to the extent such Records pertain to its obligations hereunder.

6.6  New Debt. MLP or its Affiliates will incur new indebtedness that will be used and subject to the restrictions and other matters as set forth in Schedule 6.6.

6.7  Tax Covenants.

(a)  Preparation of Tax Returns. GSR HOLDINGS shall prepare and file or cause to be prepared and filed all Tax Returns with the appropriate federal, state, local and foreign Tax Authorities relating to the Entities for periods ending on or prior to the Closing Date, and shall pay or cause the Entities to pay all Taxes due with respect to such Tax Returns. MLP shall prepare and file, or cause to be prepared and filed, all other Straddle Tax Returns required to be filed by the Entities and MLP shall cause the Entities to pay the Taxes shown to be due thereon; provided, however, that GSR HOLDINGS shall promptly reimburse MLP for the portion of such Tax that relates to a Pre-Closing Tax Period, to the extent not accrued in the Final Settlement Statement. GSR HOLDINGS shall furnish to MLP all information and records reasonably requested by MLP for use in preparation of any Straddle Tax Returns. MLP shall allow GSR HOLDINGS to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the twenty (20) day period immediately preceding the filing of such Tax Return.

(b)  Close of Prior Periods. Except as otherwise provided in Section 11.3, GSR HOLDINGS and MLP shall, unless prohibited by Law, cause the Entities to close all Tax periods on the Closing Date, with GSR HOLDINGS bearing the sole obligation for filing the Tax Returns and paying all Taxes for such Tax periods. If applicable Law does not permit any of the Entities to close a Tax period on the Closing Date, except as otherwise provided in this Section 6.7(b), the amount of Taxes allocable to the portion of such period ending on the Closing Date shall be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. Any allocation of income or deductions required to determine any income Taxes relating to such period shall be taken into account as though the relevant taxable period ended on the Closing Date and by means of a closing of the books and records of the Entities on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. All Tax Returns filed by MLP, GSR HOLDINGS, and the Entities shall be prepared consistently with such allocation. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Entities shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(c)  Refund or Credit. Any refund or credit (including any interest with respect thereto) of Taxes of the Entities attributable to any taxable period (or portion thereof) ending on or before the Closing Date shall be the property of GSR HOLDINGS to the extent not previously accrued in the Final Settlement Statement, and if Tax refund or credits in excess of that accrued in the Final Settlement Statement is received by MLP or the Entities after the Closing Date, MLP shall promptly notify GSR HOLDINGS of such refund or credit and pay over to GSR HOLDINGS the amount of such refund or credit (net of any Tax liability imposed on MLP or the Entities in connection with the receipt of such refund).

(d)  Post-Closing Assistance. GSR HOLDINGS and MLP will each provide the other, and subsequent to the Closing, MLP will cause the Entities to provide GSR HOLDINGS with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance will reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance. Any information obtained pursuant to this Section 6.7(d) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes will be kept confidential by the Parties.

(e)  Maintaining Records. MLP and GSR HOLDINGS will maintain all Tax records, working papers and other supporting financial records and documents relating to the Tax Returns filed by the Entities for all open years. Such Tax Returns will be delivered to and maintained by MLP for a period of seven years after the Closing, and MLP will make the same available to GSR HOLDINGS or their agents at reasonable times for inspection and copying.

(f)  Allocation Statement. As promptly as practicable, but in no event later than sixty (60) days after the delivery of Final Settlement Statement, MLP shall prepare and deliver to GSR HOLDINGS a statement (the “Allocation Statement”) allocating the Consideration among the assets of the Entities in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. GSR HOLDINGS shall have fifteen (15) days to review the Allocation Statement and shall notify MLP of any disputes with the allocation as set forth in the Allocation Statement. GSR HOLDINGS and MLP shall negotiate in good faith to resolve any such dispute prior to the date that is sixty (60) days prior to the due date of the Tax Returns that reflect the allocation. If GSR HOLDINGS and MLP cannot resolve the disputed allocation prior to such date, then GSR HOLDINGS and MLP shall refer the dispute to the Independent Accountant to review and to determine the proper allocation (it being understood that in making such determination, the Independent Accountant shall be functioning as an expert and not as an arbitrator). The Independent Accountant shall deliver to GSR HOLDINGS and MLP, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a determination of the allocation, which determination will be binding on the parties hereto. The cost of such review and report shall be borne one-half by GSR HOLDINGS and one-half by MLP. All Tax Returns filed by MLP, GSR HOLDINGS, the Entities and each of their Affiliates concerning the Entities or the Assets shall be prepared consistently with the allocation determined under this Section 6.7.

(g)  Notice of Audit. If notice of any claim, audit, examination, or other proposed change or adjustment by any Tax Authority, as well as any notice of assessment and any notice and demand for payment, concerning any Taxes for any taxable period (or portion thereof) ending on or before the Closing Date (a “Tax Proceeding”) shall be received by MLP, MLP shall promptly inform GSR HOLDINGS in writing of such Tax Proceeding. GSR HOLDINGS shall have the right, at its expense to represent the interests of any of the Entities and control the prosecution, defense and settlement of any Tax Proceeding relating exclusively to taxable periods ending on or before the Closing Date. MLP shall represent, at its expense, the interests of the Entities in any Tax Proceeding relating to any taxable period that begins on or before the Closing Date and ends after the Closing Date; provided, however, that (i) MLP shall allow GSR HOLDINGS and its counsel to participate in any such Tax Proceeding at GSR HOLDINGS’ sole expense; (ii) MLP shall keep GSR HOLDINGS fully and timely informed with respect to the commencement, status and nature of such Tax Proceeding; and (iii) if the results of any such Tax Proceeding involve an issue that is otherwise the subject of indemnification by GSR HOLDINGS under this Agreement or for which a refund may be available to GSR HOLDINGS, then MLP and GSR HOLDINGS shall, subject to the indemnification procedures set forth in Article X, jointly control the prosecution, defense and settlement of any such Tax Proceeding, each Party shall cooperate with the other Party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other Party, which consent shall not be unreasonably withheld.

(h)  Carry Back of Losses. MLP agrees that, unless required by applicable Law, it shall not, and shall not cause or permit any of the Entities to, carry back to any taxable period ending on or prior to the Closing Date any net operating loss or other Tax attribute and further agrees that GSR HOLDINGS has no obligation under this Agreement or otherwise to return or remit any refund or other Tax benefit attributable to a breach by MLP of the foregoing undertaking.

(i)  Certain Elections. MLP shall not make any Tax elections that would affect GSR HOLDINGS or any of its Affiliates (including the Entities) for any taxable period (or portion thereof, determined under Section 6.7(f)) ending on or prior to the Closing Date.

6.8  Insurance. MIDSTREAM shall provide certain property and liability insurance coverage related to the Assets (the “Insurance”) and administer any insured claims asserted by MLP. The Insurance will be part of MIDSTREAM’s corporate insurance program. It is anticipated that the Insurance will be provided for up to one (1) year. However, either Party may terminate any or all of the Insurance upon 30 days notice. MIDSTREAM will invoice MLP for premiums related to the Insurance. MLP shall pay such invoices within 30 days after receipt. With respect to the Insurance, MLP shall be solely responsible for (a) deductibles, (b) self insured retentions, (c) out of pocket costs, (d) claims that are not insured or excluded from coverage, and (e) amounts in excess of policy limits. The foregoing costs shall be paid directly by MLP.

6.9  Enforcement of Certain Provisions.

(a)  GSR HOLDINGS agrees that to the extent MLP is not entitled to enforce against the Sellers or any other party thereto (i) the requirements set forth in Sections 7.4 and 7.14 of the Stock Purchase Agreement, (ii) the requirements set forth in the Transition Services Agreement or (iii) the restrictions set forth in (A) Section 7.3(f) of the Stock Purchase Agreement or (B) the Non-competition Agreements (as such restrictions relate to the Entities, the employees of the Entities, the Assets and the Applicable Business), GSR HOLDINGS shall, at the direction and sole cost, expense and liability of MLP, take reasonable enforcement action against such Sellers.

(b)  If prior to the Closing, GSR HOLDINGS is unable to assign to MIDSTREAM or an Affiliate thereof any capital lease or other agreements due to transfer restrictions set forth therein, then the Parties will enter into commercially reasonable arrangements to grant to GSR HOLDINGS the reasonable equivalent benefits and impose on GSR HOLDINGS the reasonably equivalent obligations in relation to such agreements as if such assignment had been made.

(c)  If prior to the Closing, none of the Entities has been assigned the ISDA Agreement dated May 30, 2006 between MEG Inc and Bank of America, N.A. due to transfer restrictions, then the Parties will enter into commercially reasonable arrangements to grant to MLP the reasonable equivalent benefits and impose on MLP the reasonably equivalent obligations in relation to such agreements as if such assignment had been made.

ARTICLE VII
CONDITIONS TO CLOSING

7.1  GSR HOLDINGS’ Conditions. The obligation of GSR HOLDINGS to close is subject to the satisfaction of the following conditions, any of which may be waived in GSR HOLDINGS’ sole discretion:

(a)  The representations of MLP contained in Article V shall be true, in all material respects (or, in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) on and as of Closing.

(b)  MLP shall have performed in all material respects the obligations, covenants and agreements of MLP contained herein.

(c)  There is no injunction, restraining order or Proceeding pending against GSR HOLDINGS or the Entities that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d)  All of GSR HOLDINGS’ Required Consents, MLP’s Required Consents, consents or approvals under the HSR Act (or expiration of the waiting period) shall have been obtained.

(e)  MLP shall have made all deliveries in accordance with Section 8.2.

(f)  MLP shall have consummated the transactions contemplated by the Unit Purchase Agreement (unless the failure to consummate such transactions is caused by any action or failure by a party thereto other than the MLP).

(g)  The closing under the Stock Purchase Agreement has been consummated.

7.2  MLP’s Conditions. The obligation of MLP to close is subject to the satisfaction of the following conditions, any of which may be waived (such waiver not to be unreasonably withheld or conditioned):

(a)  The representations of GSR HOLDINGS contained in Article IV shall be true, in all material respects (or in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) on and as of the Closing.

(b)  GSR HOLDINGS shall have performed, in all material respects, the obligations, covenants and agreements of GSR HOLDINGS contained herein.

(c)  There is no injunction, restraining order or Proceeding pending against GSR HOLDINGS or the Entities that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d)  All of GSR HOLDINGS’ Required Consents, MLP’s Required Consents, and consents or approvals under the HSR Act (or expiration of the waiting period) shall have been obtained.

(e)  There shall have been no events or occurrences, including any breach of representation, warranty or covenant by the Sellers under the Stock Purchase Agreement, that could reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the foregoing, any events or occurrences affecting any of the Excluded Assets shall be disregarded.

(f)  GSR HOLDINGS shall have delivered all documents in accordance with Section 8.2.

(g)  (i) Sellers shall have delivered the Stub Period Financial Statements as required under the Stock Purchase Agreement, and (ii) the conditions set forth in Sections 8.1(a), (f), (h) and (i) of the Stock Purchase Agreement shall have been satisfied.

7.3  Exceptions. Notwithstanding the provisions of Sections 7.1(a) and (b) and 7.2(a) and (b), if the closing under the Stock Purchase Agreement has occurred, no Party shall have the right to refuse to close the transaction contemplated hereby by reason of this Article VII unless (a) in the case of GSR HOLDINGS, the sum of all representations of MLP contained in Article V which are not true and all obligations, covenants and agreements which MLP has failed to perform, would reasonably be expected to have a Material Adverse Effect, and (b) in the case of MLP, the sum of all representations of GSR HOLDINGS contained in Article IV which are not true and all obligations, covenants and agreements which GSR HOLDINGS has failed to perform, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII
CLOSING

8.1  Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of MIDSTREAM in Denver, Colorado at 9:00 a.m. Denver time on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those to be satisfied at Closing), or such other time and place as the Parties agree to in writing (the “Closing Date”), and shall be effective as of the Effective Time.

8.2  Deliveries at Closing. At the Closing,

(a)  GSR HOLDINGS, as applicable, will execute and deliver or cause to be executed and delivered to MLP:

(i)  Each of the Transaction Documents to which GSR HOLDINGS or Affiliates are a party.

(ii)  Certificates of a corporate officer or other authorized person dated the Closing Date, certifying on behalf of GSR HOLDINGS that the conditions in Sections 7.2(a) and (b) have been fulfilled.

(iii)  The Stub Period Financial Statements.

(b)  MLP will execute and deliver or cause to be executed and delivered to GSR HOLDINGS:

(i)  Each of the Transaction Documents to which MLP or MLP’s Affiliates are a party.

(ii)  A certificate of a corporate officer or other authorized person dated the Closing Date certifying on behalf of MLP that the conditions in Sections 7.1(a) and (b) have been fulfilled.

(iii)  A certificate, in the form of Certificate for Common Units attached as Exhibit C, for the number of Units determined in accordance with Section 2.1.

(iv)  A wire transfer to GSR HOLDINGS of the amount due with respect to the Cash Consideration (as set forth in the Preliminary Settlement Statement).

ARTICLE IX
TERMINATION

9.1  Termination. This Agreement may be terminated and the transactions contem-plated hereby abandoned as follows:

(a)  GSR HOLDINGS and MLP may elect to terminate this Agreement at any time prior to the Closing by mutual written consent thereof; and

(b)  Either GSR HOLDINGS or MLP by written notice to the other may terminate this Agreement if the Closing shall not have occurred on or before September 27, 2007; provided, however, that neither Party may terminate this Agreement if such Party is at such time in material breach of any provision of this Agreement.

9.2  Effect of Termination Prior to Closing. If Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 9.1, then no Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve any Party from any liability for any willful breach of this Agreement, and (ii) the provisions of Section 6.3(c) and Article XI shall survive any termination of this Agreement.

ARTICLE X
INDEMNIFICATION

10.1  Indemnification by MLP. Effective upon Closing, MLP shall defend, indemnify and hold harmless GSR HOLDINGS and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “GSR HOLDINGS Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the GSR HOLDINGS Indemnitees as a result of or arising out of:

(a)  the breach of any of the representations or warranties under Article V;

(b)  the breach of any covenants or agreements of MLP contained in this Agreement;

(c)  to the extent that GSR HOLDINGS is not required to indemnify any of the MLP Indemnitees pursuant to Section 10.2, the Assumed Obligations; and

(d)  any actions of MEG Inc at any time prior to the Effective Time to the extent attributable to the Assets or the business conducted by MEG Colorado, MEG Wyoming or Collbran JV.

10.2  Indemnification by GSR HOLDINGS. Effective upon Closing, GSR HOLDINGS shall defend, indemnify and hold harmless MLP and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “MLP Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the MLP Indemnitees as a result of or arising out of:

(a)  the breach of any of the representations or warranties under Article IV (other than Sections 4.1 and 4.2);

(b)  to the extent MLP is not entitled to a direct indemnity under the Stock Purchase Agreement, any matter for which GSR HOLDINGS or MIDSTREAM is entitled to indemnity under the Stock Purchase Agreement, but limited in all respects to amounts actually recovered thereunder;

(c)  the breach of any of the representations or warranties under Sections 4.1 and 4.2 or the covenants or agreements of GSR HOLDINGS or MIDSTREAM contained in this Agreement; and

(d)  any Reserved Liabilities.

10.3  Survival and Certain Limitations.

(a)  Subject to this Section 10.3, all representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing.

(b)  With respect to the obligations of GSR HOLDINGS under Section 10.2(a), none of the MLP Indemnitees shall be entitled to assert any right to indemnification after one (1) year from the Closing.

(c)  With respect to the obligations of GSR HOLDINGS under Section 10.2(b), GSR HOLDINGS shall, at the direction and sole cost, expense and liability of MLP, take reasonable enforcement action against such Sellers under the Stock Purchase Agreement and pay to MLP any proceeds actually received by GSR HOLDINGS from the Sellers on account of such enforcement action. MLP shall be entitled to select any counsel required for such enforcement (unless GSR HOLDINGS has independent claims against the Sellers that are being advanced contemporaneously, in which case GSR HOLDINGS shall be entitled to select counsel for all such claims, with (i) the costs of such counsel to be shared between MLP and GSR HOLDINGS in proportion to the amounts claimed by the Parties and (ii) any settlement thereof requiring the consent of both Parties).

(d)  Any claim for indemnity under this Agreement made by a Party Indemnitee shall be in writing, be delivered in good faith prior to the respective survival period under Section 10.3(b) (to the extent applicable), and specify in reasonable detail the specific nature of the claim for indemnification hereunder (“Claim Notice”). Any such claim that is described in a timely (if applicable) delivered Claim Notice shall survive with respect to the specific matter described therein.

(e)  Notwithstanding anything contained herein to the contrary, in no event shall GSR HOLDINGS be obligated under this Agreement to indemnify (or be otherwise liable hereunder in any way whatsoever to) any of the MLP Indemnitees with respect to a breach of any representation or warranty (other than under Section 10.2(b) in respect of breaches of representations or warranties of the Sellers under the Stock Purchase Agreement), if MLP had Knowledge thereof at Closing and failed to notify GSR HOLDINGS of such breach prior to Closing. Unless GSR HOLDINGS or a Third Person shall have made a claim or demand or it appears reasonably likely that such a claim or demand appears reasonably likely, MLP shall not take any voluntary action that is intended by MLP to cause a Claim to be initiated that would be subject to indemnification by GSR HOLDINGS (other than under Section 10.2(b)).

(f)  All Losses indemnified hereunder shall be determined net of any (i) Third Person Awards, (ii) Tax Benefits; and (iii) amount which specifically pertains to such Loss and is reflected in the calculations of the amounts set forth on the Final Settlement Statement.

10.4  Notice of Asserted Liability; Opportunity to Defend.

(a)  All claims for indemnification hereunder (other than under Section 10.2(b)) shall be subject to the provisions of this Section 10.4. Any person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”

(b)  If any Claim is asserted against or any Loss is sought to be collected from an Indemnified Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle such Claim or remedy such a Loss with respect to which it has failed to give a Claim Notice to the Indemnifying Party, but only to the extent the Indemnifying Party is prejudiced thereby. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Claims and Losses that it may have to the Indemnified Party, but only to the extent the liability for such Claims or Losses is directly attributable to such failure to provide the Claim Notice.

(c)  The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, and in the event of a dispute, such dispute shall be resolved in the manner set forth in Section 11.8 hereof, (ii) in the case where Losses are asserted against or sought to be collected from an Indemnifying Party by the Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense defend the Indemnified Party against such Claim; provided however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.

(d)  If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim described in Section 10.4(c)(iii) within the Notice Period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(e)  If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and the Parties have a conflict of interest with respect to any such Claim, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(f)  If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it shall defend the Indemnified Party against a Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be promptly settled (subject to obtaining a full and complete release of all Indemnified Parties) or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If the Indemnified Party joins in any such Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto, as long as such action could not create a liability to any of the Indemnified Parties, in which case, such action would require the prior written consent of any Indemnified Party so affected.

(g)  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim and in making any counterclaim against the Third Person asserting the Claim, or any cross-complaint against any person as long as such cooperation, counterclaim or cross-complaint could not create a liability to any of the Indemnified Parties.

(h)  At any time after the commencement of defense by Indemnifying Party under Section 10.4(f) above of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Claim; provided that, the other Person to the contested Claim had agreed in writing to accept such amount in payment or compromise of the Claim as of the time the Indemnifying Party made its request therefor to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Claim.

10.5  Materiality Conditions. For purposes of determining whether an event described in this Article X has occurred for which indemnification under this Article X can be sought (other than under Section 10.2(b)), any requirement in any representation, warranty, covenant or agreement by GSR HOLDINGS or MLP, as applicable, contained in this Agreement that an event or fact be “material,” “Material,” meet a certain minimum dollar threshold or have a “Material Adverse Effect” or a material adverse effect (each a “Materiality Condition”) in order for such event or fact to constitute a misrepresentation or breach of such representation, warranty, covenant or agreement under this Agreement, such Materiality Condition shall be disregarded and such representations, warranties, covenants or agreements shall be construed solely for purposes of this Article X as if they did not contain such Materiality Conditions. Notwithstanding anything in this Section 10.5, any claim for indemnification under this Article X will be subject to Section 10.3.

10.6  Exclusive Remedy. AS BETWEEN THE MLP INDEMNITEES AND THE GSR HOLDINGS INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO SAID AGREEMENT AND THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR THEREIN OR CONTEMPLATED THEREBY (OTHER THAN THE OTHER TRANSACTION DOCUMENTS) AND (B) NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR HEREIN OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

10.7  Negligence and Strict Liability Waiver. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.

10.8  Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY OF GSR HOLDINGS OR MLP BE LIABLE TO THE OTHER, OR TO THE OTHERS’ INDEMNITEES, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS; PROVIDED THAT, IF ANY OF THE GSR HOLDINGS INDEMNITEES OR MLP INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH GSR HOLDINGS INDEMNITEES OR MLP INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.

10.9  Bold and/or Capitalized Letters. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1  Expenses. Unless otherwise specifically provided for herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby; provided that GSR HOLDINGS will bear the cost of all Post-Closing Consents which must be obtained from any railroad.

11.2  Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to the other Party such documents and take such actions as the other Party may reasonably request in order to more effectively implement and carry into effect the transactions contemplated by this Agreement.

11.3  Transfer Taxes. The Parties believe that the contribution of the Subject Interests as provided for herein is exempt from or is otherwise not subject to any and all sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, MLP shall timely pay and solely bear all such type of Taxes.

11.4  Assignment. Neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party; provided, however, MLP shall be permitted to assign this Agreement to an Affiliate prior to Closing, provided, that, notwithstanding such assignment, MLP shall continue to remain responsible for all obligations of MLP hereunder following such assignment.

11.5  Entire Agreement, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

11.6  Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.7  Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8  Governing Law, Dispute Resolution and Arbitration.

(a)  Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Colorado, without reference to conflicts of Laws principles.

(b)  Negotiation. In the event of any Arbitral Dispute, the Parties shall promptly seek to resolve any such Arbitral Dispute by negotiations between senior executives of the Parties who have authority to settle the Arbitral Dispute. When a Party believes there is an Arbitral Dispute under this Agreement that Party will give the other Party written notice of the Arbitral Dispute. Within thirty (30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party’s position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. If the Arbitral Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the Arbitral Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitral Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five (5) Business Days’ notice of such intention and may also be accompanied by an attorney.

(c)  Failure to Resolve. If the Arbitral Dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 11.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 11.8(b) or otherwise refuses to participate under the provisions of Section 11.8(b), either Party may initiate binding arbitration pursuant to the provisions of Section 11.8(d) below.

(d)  Arbitration. Any Arbitral Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Arbitration Rules”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and in accordance with the following provisions:

(i)  If there is any inconsistency between this Section 11.8(d) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11.8(d) will control the rights and obligations of the Parties.

(ii)  Arbitration shall be initiated by a Party serving written notice, via certified mail, on the other Party that the first Party elects to refer the Arbitral Dispute to binding arbitration, along with the name of the arbitrator appointed by the Party demanding arbitration and a statement of the matter in controversy. Within thirty (30) days after receipt of such demand for arbitration, the receiving Party shall name its arbitrator. If the receiving Party fails or refuses to name its arbitrator within such thirty (30) day period, the second arbitrator shall be appointed, upon request of the Party demanding arbitration, by the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge. The two arbitrators so selected shall within thirty (30) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such thirty (30) day period, either Party may request the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge to select the third arbitrator as soon as possible. If the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Party, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

(iii)  The hearing will be conducted in Denver, Colorado, no later than sixty (60) days following the selection of the arbitrators or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.

(iv)  Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.

(v)  The arbitrators shall have no right or authority to grant or award exemplary, punitive, remote, speculative, consequential, special or incidental damages.

(vi)  The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of Colorado, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

(vii)  Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

(viii)  The Parties hereby request that the arbitrators render their decision within thirty (30) days following conclusion of the hearing.

(ix)  The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of an Arbitral Dispute as provided in Section 11.8(b) above until such time as the Arbitral Dispute has been resolved pursuant to Section 11.8(b), or an arbitration award has been entered pursuant to this Section 11.8(d).

(e)  Recovery of Costs and Attorneys’ Fees. If arbitration arising out of this Agreement is initiated by either Party, the decision of the arbitrators may include the award of court costs, fees and expenses of such arbitration (including reasonable attorneys’ fees).

(f)  Choice of Forum. If, despite the Parties’ agreement to submit any Arbitral Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in, and the Parties hereby consent to the jurisdiction of, the federal or state courts situated in the City and County of Denver, State of Colorado.

(g)  Jury Waivers. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

(h)  Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 11.8, briefs and the award shall be held confidential by each Party and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

11.9  Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

MLP:	DCP Midstream Partners, LP 370 - 17th Street, Suite 2775 Denver, Colorado 80202 Telephone: (303) 633-2900 Facsimile: (303) 633-2921 Attn: President
with a copy to:	DCP Midstream Partners, LP 370 - 17th Street, Suite 2775 Denver, Colorado 80202 |Telephone: (303) 633-2900 Facsimile: (303) 633-2921 Attn: General Counsel
GSR HOLDINGS:	Gas Supply Resources Holdings, Inc. 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 595-3331 Facsimile: (303) 605-2226 Attn: President
with a copy to:	Gas Supply Resources Holdings, Inc. 370 - 17th Street, Suite 2500 Denver, Colorado 80202 Telephone: (303) 605-1630 Facsimile: (303) 605-2226 Attn: General Counsel
or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 11.9. Notice by mail shall be deemed to have been given and received on the third (3rd) day after posting. Notice by messenger, overnight delivery service, facsimile transmission (with answer-back confirmation) or personal delivery shall be deemed given on the date of actual delivery.

11.10  Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by either Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. MLP and GSR HOLDINGS will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.

11.11  Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party under this Agreement and each Party hereby waives and disclaims any such right of offset or setoff under all applicable Law (including common Law).

11.12  No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article X shall inure to the benefit of the MLP Indemnitees and the GSR HOLDINGS Indemnitees as provided therein.

11.13  Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.

THE PARTIES HAVE signed this Agreement by their duly authorized officials as of the date first set forth above.

[Signatures begin on next page]

GAS SUPPLY RESOURCES HOLDINGS, INC.

By:	/s/ Rose M. Robeson
Name:Rose M. Robeson
Title: Group Vice President and Chief Financial Officer

DCP MIDSTREAM, LLC

By:	/s/ Rose M. Robeson
Name:Rose M. Robeson
Title: Group Vice President and Chief Financial Officer

DCP MIDSTREAM PARTNERS, LP

By:	DCP MIDSTREAM GP, LP,
Its General Partner

By: DCP MIDSTREAM GP, LLC,
Its General Partner

By:	/s/ Greg K. Smith
Name:Greg K. Smith
Title: Vice President

Signature Page to
Contribution and Sale Agreement